Exhibit 99.1

BGC Partners Reports Second Quarter 2018 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – August 2, 2018 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended June 30, 2018. BGC’s financial results consolidate those of the Company’s publicly traded and majority-owned subsidiary, Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark"). Newmark, through its subsidiaries, operates a leading commercial real estate advisory firm that completed its initial public offering (“IPO”) on December 19, 2017, and, unless otherwise stated, its results are recorded for the purposes of this document as BGC’s “Real Estate Services” segment. Newmark reports its stand-alone results separately today.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	2Q18	2Q17	Change
Revenues	$960.1	$848.9	13.1%
GAAP income from operations before income taxes	65.9	94.3	(30.1)%
GAAP net income for fully diluted shares	50.4	81.9	(38.4)%
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	175.8	134.9	30.3%
Post-tax Adjusted Earnings	144.1	115.7	24.6%
Adjusted EBITDA	207.5	155.6	33.3%
Adjusted EBITDA before allocations to units	217.2	167.6	29.6%

Per Share Results	2Q18	2Q17	Change
GAAP net income per fully diluted share	$0.10	$0.18	(44.4)%
Post-tax Adjusted Earnings per share	$0.30	$0.26	15.4%

Management Comments

“BGC generated record quarterly revenues, led by double-digit percentage revenue growth from both Newmark and Financial Services. Newmark’s revenues grew by more than 15 percent year-on-year, while Financial Services was up by over 11 percent”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We continue to make progress towards our planned spin-off of Newmark, and we intend to complete the necessary steps to achieve our goal by the end of 2018.3

“I am also pleased to announce that our board declared an 18 cent dividend for the second quarter, which is consistent sequentially and year-on-year. At yesterday’s closing stock price, this translates into a 6.6 percent annualized yield.

“As we will discuss in greater detail on today’s conference call, post-spin BGC4 represents the Company excluding Newmark, and illustrates what BGC would look like had the spin-off already occurred. We expect 2018 post-spin BGC revenues to increase by between 7 and 10 percent year-on-year and for pre-tax Adjusted Earnings to grow by between 20 to 28 percent. Given BGC’s longstanding dividend policy of

[1]

Please see section titled “Stand-alone Results for Newmark Group, Inc.” later in this release. For the purposes of this document, the term "BGC" includes subsidiaries of BGC, and the term "Newmark" includes subsidiaries of Newmark.

[2]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA before allocations to units”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

[3]	See the section of this document called “Proposed Spin-Off of Newmark”.
[4]	See the section of this document called “Post-spin BGC” for more detail.

paying out at least 75 percent of post-tax Adjusted Earnings per share, post-spin BGC would have paid full year dividends of at least 50 cents per share in 2018. The current distribution ratio, which would be applied if the spin-off were to occur today, is 0.4647 common shares of Newmark per BGC common share. Based on this distribution ratio and yesterday’s closing stock prices, the value of Newmark per BGC common share was $6.43. This means the market value of post-spin BGC is only $4.51, which implies an annualized post-spin BGC dividend yield of at least 11 percent for 2018. Given our anticipated full year growth for post-spin BGC, as well as the improvement we expect in 2019, we believe post-spin BGC’s earnings and dividends should increase from this level going forward.”

Mr. Lutnick added: “For the full year 2018, Newmark expects its revenues to increase by 19 to 28 percent and pre-tax Adjusted Earnings per share to grow by 22 to 39 percent. Newmark has grown by between two and three times faster than its full service publicly traded peers and we expect this outperformance to continue. Due to the upcoming spin-off, we believe that Newmark has been trading at lower multiples versus the abovementioned peers. For example, Newmark has recently traded around 9.2 times 2018 price to Adjusted Earnings versus 16 to 22 times for its peers, and at approximately 8 times 2018 enterprise value to Adjusted EBITDA compared with 10 to 12 times.”

In addition to returning cash in the form of dividends, BGC’s Board of Directors has increased the Company’s repurchase authorization by $194 million to $300 million. Newmark’s board doubled its buy-back authorization to $200 million, as detailed in its separate financial results release.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “We once again generated strong top-line growth from leasing, Valuation & Advisory, and GCS.5 We believe that we gained further market share in investment sales during the quarter, as our revenue growth outpaced comparable industry metrics.6 Over 80 percent of Newmark’s revenue growth for the quarter was organic.

“We have recently made a number of high profile hires, including one of the nation’s top hotel investment sales teams, as well as other leading professionals across capital markets, GCS, and Valuation & Advisory. We also recently closed the acquisitions of Jackson Cooksey and multiple Integra Realty Resources offices. Furthermore, we have entered into an agreement to acquire RKF, which we expect to close by the end of the third quarter. We expect all of these acquisitions to be immediately accretive and to strengthen the Newmark platform.7 As we make accretive acquisitions, attract industry-leading talent to our platform, and successfully cross-sell our services, we expect our momentum to continue”.

Shaun D. Lynn, President of BGC, said: “We believe that our Financial Services business has continued to gain market share in 2018, as we benefit from our investment in technology, improved front office productivity, and the ongoing benefits from our successful integration of GFI, Sunrise, and other recent acquisitions. Our year-on-year revenue growth was virtually entirely organic across all of our Financial Services asset classes in both our voice/hybrid and fully electronic businesses. This was led by a 24 percent improvement from our overall foreign exchange business and 16 percent growth in our energy and commodities business.

“Our fully electronic Fenics business generated double digit percentage revenue growth across rates, credit, and foreign exchange.8 Revenues from our high margin data, software, and post-trade business increased 15 percent year-on-year. Revenues from our overall Fenics business grew by more than 19 percent as we continued to invest approximately $150 million per year in technology and to convert our voice and hybrid

[5]	Global Corporate Services (“GCS”)
[6]	Comparable industry metrics include overall U.S. investment sales notional volumes reported by Real Capital Analytics and CoStar.
[7]

See the press releases titled “Newmark Group, Inc. Agrees to Acquire RKF Retail Holdings, LLC”, “NKF Enters into Definitive Agreement to Acquire Leading Corporate Tenant Advisory Company, Jackson Cooksey”, and “NKF Announces Agreement to Acquire Integra Realty Resources Offices in Denver and Pasadena for its Valuation & Advisory Practice”. “Jackson Cooksey” refers to “Jackson Cooksey, Inc.”

[8]

For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be collectively referred to as “Fenics”. Fenics includes fees from fully electronic brokerage, as well as data, software, and post-trade services.

desks to more profitable fully electronic trading. We expect our $1.6 billion of voice/hybrid brokerage revenues to drive fully electronic trading revenues for Fenics going forward.9

Mr. Lynn concluded: “Our overall Financial Services profitability was up strongly in the quarter driven by average revenue per Financial Services broker/salesperson10 growing by 15 percent year-on-year. This was the sixth consecutive quarter in which we generated an increase in front-office productivity. This improvement is due to our continued investment in technology, and the ongoing successful integration of recent acquisitions and front-office hires onto our platform. As we roll out new products and services across Fenics, our brokers and salespeople increase their productivity, and as we continue to see market volumes improve, we expect to continue to have strong performance and organically increase our revenues, market share, and profits”.

Dividend Information

On August 1, 2018, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on September 5, 2018 to Class A and Class B common stockholders of record as of August 20, 2018. The ex-dividend date will be August 17, 2018.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the second quarter of 2018 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged consolidated pre- and post-tax Adjusted Earnings for the prior periods, all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding. BGC will include Real Estate Services in its consolidated results until the proposed spin-off of Newmark.

BGC’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because the transaction11 involved a reorganization of entities under common control. All year-on-year comparisons in this document reflect the recast results. See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

Recognition of Nasdaq Earn-out Payments12

Consistent with Newmark’s methodology of recognizing income related to the receipt of Nasdaq shares in the third quarter under GAAP, the consolidated Company will record any income and tax obligation related to the Nasdaq earn-out in the third quarter of each year through 2027 for GAAP, Adjusted Earnings, and Adjusted EBITDA. Based on yesterday’s closing stock price, the Nasdaq payment for the third quarter of 2018 is expected to be approximately $91 million. On June 20, 2018, the Company announced that Newmark entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (“the monetization” or “the June transaction”). As a result of the June transaction, Newmark received $152.9 million of cash and downside protection at $94.21 on the 2019 and 2020 earn-outs.

[9]

The $150 million annual technology investment figure is based on the consolidated Company’s average annual total technology-related expenses and fixed asset purchases over the three years ended December 31, 2017. The $1.6 billion figure is based on voice/hybrid brokerage revenues for the trailing 12 months ended June 30, 2018.

[10]

The Financial Services productivity figures include segment revenues from total brokerage revenues, data, software, and post-trade. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of producers for the period. Any Real Estate Services productivity figures presented are based on revenues from “leasing and other”, “real estate capital markets”, and “gains from mortgage banking activities/originations, net”. Real Estate Services productivity figures exclude both revenues and staff related to “management services, servicing fees and other”.

[11]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as "Berkeley Point" or "BPF". BPF’s results are consolidated with those of Newmark.

[12]

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of the Nasdaq shares discussed in this document are based on the closing price as of August 1, 2018 and assumes no change in Nasdaq’s stock price. Please also see the June 20, 2018 press release titled “Newmark and BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date for further information about the June transaction.

Newmark retains all potential appreciation related to the anticipated receipt of 9.9 million Nasdaq shares from 2018 through 2027, and has the flexibility to monetize some or all of the payments from 2021 through 2027.

In addition to the monetized Nasdaq shares, Newmark expects to receive more than $725 million worth of additional stock over time. The consolidated Company’s balance sheet does not yet reflect these shares, because the payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017 and net revenues of $2.4 billion.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Financial Services Results (USD millions)	2Q18	2Q17	Change
Rates revenues	$145.1	$133.5	8.8%
Foreign exchange revenues	98.6	79.7	23.7%
Equities, insurance, and other asset classes revenues	88.0	85.3	3.1%
Credit revenues	75.5	70.7	6.8%
Energy and commodities revenues	56.3	48.5	16.1%
Total brokerage revenues	463.5	417.7	11.0%
Data, software, and post-trade revenues, net of inter-company eliminations	15.4	13.3	15.4%
Interest, fees from related parties, and other revenues	1.4	1.3	7.0%
Total revenues	480.2	432.3	11.1%

GAAP income from operations before taxes	108.2	84.8	27.6%
GAAP income from operations before taxes as a percent of revenues	22.5%	19.6%

Pre-tax Adjusted Earnings	113.3	91.4	23.9%
Pre-tax Adjusted Earnings as a percent of revenues	23.6%	21.2%

Nearly all of the growth from the revenue line items listed in the above table was organic. Fenics fully electronic brokerage revenues from rates, credit and foreign exchange all improved by double-digit percentages year-on-year, while Financial Services voice/hybrid revenues increased across all asset classes.

In the following table, results for Fenics are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation.

Fenics Results in Financial Services (USD millions)	2Q18	2Q17	Change
Total fully electronic brokerage revenues	$53.3	$44.5	19.8%
Data, software, and post-trade revenues	15.4	13.3	15.4%
Data, software, and post-trade revenues (inter-company)	16.1	13.2	22.3%
Total Fenics revenues	84.8	71.0	19.4%

Fenics businesses with notable performance during the quarter included those brokering European, U.K.,

and Canadian sovereign bonds, spot foreign exchange, foreign exchange options, interest rate options, credit and foreign exchange products in emerging markets, and credit derivatives.

Stand-alone Results for Newmark Group, Inc.

Revenues for Newmark as a stand-alone company increased by more than 15 percent to $466.6 million. Further details regarding Newmark’s results are contained in its financial results press release, which was released separately today. Newmark will also host a conference call today at 11:00 a.m. ET to discuss its results. Details regarding this information can be found at http://ir.ngkf.com.

Industry-wide, commercial real estate service providers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability and strongest in the fourth calendar quarter. For its consolidated results, BGC classifies certain revenue items slightly differently than Newmark. BGC also classifies certain Newmark stand-alone expenses as Corporate Items. Newmark’s stand-alone revenues and pre-tax earnings will therefore differ in certain respects from those recorded in BGC’s Real Estate Services segment, which are shown later in this document in the “Segment Disclosure” tables. In addition, tables showing the reconciliation of the Company’s Real Estate Services as a segment to Newmark’s stand-alone revenues and pre-tax earnings can be found later in this document.13

Consolidated Expenses14

Consolidated Expenses (USD millions)	2Q18	2Q17	Change
Compensation and employee benefits under GAAP	$524.0	$482.4	8.6%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	106.5	50.2	112.1%
Non-compensation expenses under GAAP	265.6	228.3	16.3%
Total expenses under GAAP	896.2	760.9	17.8%

Compensation and employee benefits for Adjusted Earnings	523.1	480.3	8.9%
Non-compensation expenses for Adjusted Earnings	240.7	197.8	21.7%
Total expenses for Adjusted Earnings	763.8	678.1	12.6%

The increase in the Company’s expenses included the impact of higher revenues on variable compensation, recent acquisitions and hires, as well as the previously disclosed impact of FASB Topic ASC 606 on Newmark’s revenues and non-compensation expenses.15 Non-compensation expenses under GAAP would have increased by approximately 6 percent excluding the $24.5 million related to ASC 606, while non-compensation expenses for Adjusted Earnings would have increased by 9 percent.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	2Q18	2Q17	Change
GAAP provision for income taxes	$15.9	$16.6	(3.9)%
Provision for income taxes for Adjusted Earnings	21.0	17.1	23.0%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	14.8	24.8	(40.4)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	10.7	2.1	NMF

Taxes under Adjusted Earnings increased due to higher pre-tax Adjusted Earnings. BGC’s quarterly tax rate under Adjusted Earnings declined due to the recent U.S. tax cut as well as increased exchangeability

[13]

Please see “Reconciliation of BGC Real Estate Segment Revenues to Newmark Group, Inc. Stand-alone Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for Pre-Tax Adjusted Earnings” tables later in this release.

[14]

In the second quarter of 2018, this included $96.8 million in grants of exchangeability and $9.7 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $38.2 million and $12.0 million, respectively.

[15]	Please see the section of this document titled “Impact of ASC 606 on Newmark’s Results” for more detail on this topic.

charges. Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the pro-rata ownership of certain shares and/or units of BGC and Newmark.

Consolidated Share Count

Consolidated Share Count (USD millions)	2Q18	2Q17	Change
Fully diluted weighted-average share count under GAAP	481.5	451.9	6.6%
Fully diluted weighted-average share count for Adjusted Earnings	481.5	451.9	6.6%
Fully diluted spot share count under GAAP and Adjusted Earnings	485.9	452.6	7.4%

The share count for both GAAP and Adjusted Earnings increased year-on-year primarily due to the sale of 19.4 million BGC Class A common shares from December 19, 2017, through March 6, 2018 for net proceeds of $270.9 million. $242.0 million of the gross proceeds were used to purchase 16.6 million newly issued exchangeable limited partnership units of Newmark during the first quarter of 2018, which Newmark used to repay $242.0 million of long term debt. This substantially improved the consolidated Company’s balance sheet.16 The share count also increased due to ordinary equity-based compensation, front-office hires, and acquisitions.

Select Balance Sheet Data17

Select Balance Sheet Data (USD millions except per share data)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$398.5	$634.3
Liquidity	453.4	673.2
Notes payable and other borrowings	1,289.3	1,650.5
Book value per share	2.92	2.17
Total capital	1,714.5	1,186.2

Total capital increased and net debt decreased mainly due to the net impact of the abovementioned share issuance and the subsequent use of funds from these actions by Newmark to repay the remaining balance of the $575 million unsecured senior term loan in full as well as Newmark using the net proceeds from the abovementioned June transaction to repay $153 million of the unsecured converted term loan. Total capital also improved due to the impacts of the June transaction, ASC 606, and positive GAAP net income. In addition, the change in cash and liquidity since year-end 2017 was due to ordinary movements in working capital as well the Company continuing to invest in new revenue-generating hires.

After the end of the quarter, BGC closed an offering of $450 million of 5.375 percent senior notes on July 24, 2018. BGC used the net proceeds from this offering to repay $240 million of GFI’s 8.375 percent senior notes on July 19, 2018.18 BGC intends to use additional net proceeds to redeem the $112.5 million 8.125 percent senior notes due 2042, which were assumed by Newmark upon its IPO. The 8.125 percent senior notes were callable at par beginning June 26, 2017. BGC expects to lend Newmark the funds to redeem the callable notes and their redemption is expected to reduce interest expense for both Newmark and BGC, all else equal.

BGC believes that the combination of lower notes payable and other borrowings, increased total capital, and improving Adjusted EBITDA have further strengthened the consolidated Company’s balance sheet and improved BGC’s various credit ratios, including debt to equity, interest coverage, and debt to Adjusted EBITDA.

[16]

For more information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

[17]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

[18]

BGC used the net proceeds from the offering to repay the borrowings that the Company had incurred to repay $240 million of GFI’s 8.375% Senior Notes on July 19, 2018. For more information, see the July 24, 2018 press release titled “BGC Completes Offering Of $450 Million Of 5.375% Senior Notes” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

Consolidated Outlook for the Third Quarter of 2018

*	BGC anticipates third quarter 2018 consolidated revenues of between $920 million and $970 million, or 11 percent to 17 percent higher compared with $827.0 million a year earlier.
*

BGC expects consolidated pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $250 million and $270 million, or 12 percent to 21 percent higher versus $223.9 million in the prior-year period.

*

BGC anticipates its consolidated Adjusted Earnings tax rate to be in the range of approximately 11 percent and 12 percent for the third quarter of 2018, compared with 16.2 percent for the third quarter of 2017.

*	For the full year 2018, the Company expects post-spin BGC revenues to increase by between 7 and 10 percent year-on-year and pre-tax Adjusted Earnings to grow by between 20 and 28 percent.
*	For the full year 2018, Newmark expects its revenues to increase by 19 to 28 percent and its Adjusted Earnings per share to grow by 22 to 39 percent.

BGC anticipates updating its outlook by the end of September 2018. Investors and analysts should also note that for all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

Proposed Spin-Off of Newmark

BGC expects to pursue a distribution to its stockholders of all of the Class A common shares and Class B common shares of Newmark (collectively, the “Newmark common shares”) that BGC then owns in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes (the “spin-off”). As currently contemplated, shares of Class A common stock of Newmark held by BGC would be distributed to the holders of shares of Class A common stock of BGC, and shares of Class B common stock of Newmark held by BGC would be distributed to the holders of shares of Class B common stock of BGC.

Had the spin-off occurred immediately following the close of the second quarter of 2018, the ratio of Newmark common shares to be distributed in respect of each BGC common share would have been approximately 0.4647. However, the exact ratio of Newmark common shares to be distributed in respect of each BGC common share in the spin-off will depend on, among other things, the number of BGC common shares outstanding and the number of Newmark common shares (including Newmark common shares underlying units of Newmark Partners, L.P. and Newmark Holdings, L.P.) owned by BGC as of the record date of the spin-off. The spin-off is subject to a number of conditions, and BGC may determine not to proceed with the spin-off if the BGC board of directors determines, in its sole discretion, that the spin-off is not in the best interest of the Company and its stockholders. Accordingly, the spin-off may not occur on any expected timeframe, or at all.

For additional information regarding the proposed spin-off, please see the sections titled “Item 1—Business—Structure of Newmark—Structure of Newmark Following the Separation and Newmark IPO” in BGC’s Annual Report on Form 10-K as well the sections titled "Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Post-spin BGC

These stand-alone results for BGC Partners excluding Newmark Group may be referred to as “post-spin BGC.” Post-spin BGC represents what BGC financial results would be had the spin-off of Newmark already occurred. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus their pro-rata portion of corporate items. If and when the Company refers to the stock price, implied dividend, or implied dividend yield of post-spin BGC, it is basing such figures on yesterday’s closing stock prices of $10.94 for BGC Partners and $13.83 for Newmark Group; the abovementioned distribution ratio of 0.4647 Newmark common shares for each BGC Partners common share; and an annualized dividend of BGC as though the spin-off of Newmark had already occurred. The table below summarizes these calculations, and is shown for illustrative purposes only and is not meant to be a precise outlook for post-spin BGC. Please see the sections of this document titled “Reconciliation of BGC Partners. Inc. Consolidated to Post-spin BGC Partners, Inc for Revenues”, “Reconciliation of BGC Partners. Inc. Consolidated to Post-spin BGC Partners, Inc. for Revenues”, “Reconciliation of BGC Partners. Inc. Consolidated to Post-spin BGC Partners, Inc. for GAAP income (loss) from operations before income taxes”, and “Reconciliation of BGC Consolidated to Post-spin BGC Partners, Inc. for Pre-tax Adjusted Earnings”. 19

Post-spin BGC Dividend and Dividend Yield Using Distribution Ratio of 0.4647 (for illustrative purposes only)
BGCP stock price	$10.94
NMRK stock price	$13.83
Distribution ratio of NMRK shares per BGCP share	0.4647
Implied stock price of NMRK (using distribution ratio)	$6.43
Implied stock price of BGCP	$4.51
Post-spin BGC 2018 implied dividend	at least $0.50
Post-spin BGC implied dividend yield	at least 11%

Note: Prices are as of August 1, 2018. Assumes distribution ratio of 0.4647 which may change before the spin-off.

Impact of ASC 606 on Newmark’s Results

As was discussed in BGC’s financial results press release dated February 9, 2018: From 2014 through 2016, the Financial Accounting Standards Board (“FASB”) issued several accounting standard updates, which together comprise Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). Beginning in the first quarter of 2018, the Company is recording its financial results to conform to ASC 606. ASC 606 does not materially impact the results of BGC’s Financial Services segment currently, but does impact the results of Newmark. The consolidated Company has elected to adopt the guidance using the modified retrospective approach to ASC 606, under which the consolidated Company applied the new standard only to new contracts initiated on or after January 1, 2018 and recorded the transition adjustments as part of “Total capital”.

Under this approach, for all periods from the first quarter of 2018 onward, Newmark did not and will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to January 1, 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax improvement of approximately $23 million to “Total capital”. Over time, the Company expects to receive $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

The adoption of ASC 606 impacted the consolidated Company’s recognition of revenue from its outsourcing businesses, which are recorded as part of “Real estate management and other services.” Implementation of the updated principal versus agent considerations under ASC 606 increased the proportion of reimbursable non-compensation expenses related to the Company’s outsourcing business accounted for as revenue on a gross basis. This resulted in an increase in revenue and a corresponding increase in cost of revenue, with no impact on earnings for periods from January 1, 2018 onward. For the second quarter of 2018, this increased Newmark’s management services revenues by $24.5 million, with a corresponding increase in non-compensation costs attributable to these revenues. For the first half of 2018, this increased Newmark’s management services revenues by $43 million, with a corresponding increase in non-compensation costs

[19]	Please see additional reconciliation tables in the Company’s investor presentation available on the Company’s website at http://ir.bgcpartners.com.

attributable to these revenues. Because BGC’s financial results consolidate those of Newmark, the consolidated Company’s quarterly revenues and expenses increased by the same amount.

For additional information regarding the adoption of ASC 606, please see the section titled “New Accounting Pronouncements” in both BGC’s and Newmark’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Adjusted Earnings and GAAP

In the second quarters of 2018 and 2017, non-cash gains of $1.1 million and $1.6 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings.

In the second quarter of 2018, a non-cash loss of $2.8 million related to the variable share forward agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020 was included as part of “Other income (losses), net” under GAAP, but excluded for Adjusted Earnings.

Adjusted Earnings calculations for the second quarters of 2018 and 2017 also excluded additional net losses of $0.5 million and $2.0 million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Impact of OMSRs and MSRs for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the second quarter of 2018 includes a $9.0 million non-cash gain attributable to originated mortgage servicing rights (“OMSRs”) net of amortization of mortgage servicing rights (“MSRs”). In the year earlier period, the gain attributable to OMSRs net of amortization of MSRs was $23.6 million.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the second quarter of 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $96.8 million in grants of exchangeability and $9.7 million in allocation of net income to limited partnership units and FPUs.

In the second quarter of 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $38.2 million in grants of exchangeability and $12.0 million in allocation of net income to limited partnership units and FPUs.

In the second quarter of 2018, $0.9 million in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax Adjusted Earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the second quarter of 2017, the corresponding amount was $2.0 million.

Differences between Certain Non-compensation Expenses for Adjusted Earnings and GAAP

The difference between non-compensation expenses in the second quarters of 2018 and 2017 as calculated for GAAP and Adjusted Earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $7.6 million and $8.8 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $0.6 million and $0.3 million, respectively, of acquisition related costs; none and $0.2 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $1.1 million and $2.2 million, respectively.

Differences between Taxes for Adjusted Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $15.9 million and $16.6 million for the second quarters of 2018 and 2017, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards.

The non-GAAP provision for income taxes was adjusted by $5.1 million and $0.6 million for the second quarters of 2018 and 2017, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $21.0 million and $17.1 million for the second quarters of 2018 and 2017, respectively.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time: 8/2/2018 at 10.00 a.m. ET

U.S. Dial In: 1-844-309-0609

International Dial In: 1-574-990-9937

Passcode: 806-5746

REPLAY:

Available From – To: 8/2/2018 1:00 p.m. ET – 8/9/2018 1:00 p.m. ET

U.S. Dial In: 1-855-859-2056

International Dial In: 1-404-537-3406

Passcode: 806-5746

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser's address bar.)

Investors and analysts should note that today’s conference call is expected to focus on the consolidated Company and BGC’s Financial Services segment rather than on Newmark. Since BGC consolidates Newmark’s results as its Real Estate Services segment, Newmark’s separate financial results earnings release, conference call (scheduled for 11:00 a.m. ET), and related materials may be of interest to BGC’s investors. Details regarding this information can be found at http://ir.ngkf.com.

Adjusted Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding items such as:

*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreement with respect to Newmark’s expected receipt of the Nasdaq payments in 2019 and 2020 (the “Nasdaq Forward”);

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions; and
*

Non-cash charges relating to grants of exchangeability to limited partnership units that reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP.

Virtually all of BGC’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of the Company’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units and grant exchangeability to unit holders to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in BGC’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. BGC includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of BGC. BGC’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing performance of BGC.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, BGC also intends to report post-tax Adjusted Earnings on a consolidated basis. The Company defines post-tax Adjusted Earnings as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and Adjusted Earnings attributable to noncontrolling interest in subsidiaries.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; certain charges related to tax goodwill amortization; and deductions with respect to charitable contributions. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Adjusted Earnings Attributable to Noncontrolling Interest in Subsidiaries

Adjusted Earnings attributable to noncontrolling interest in subsidiaries is calculated based on the relevant noncontrolling interest existing on the balance sheet date. Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the pro-rata ownership of certain shares and/or units of BGC and Newmark.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Common Share

BGC’s Adjusted Earnings per common share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per common share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of post-tax Adjusted Earnings per common share.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*

The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging, including with respect to the Nasdaq Forward. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

See the sections of this document titled “Reconciliation of GAAP income (loss) to Adjusted Earnings” and “Differences between Consolidated Results for Adjusted Earnings and GAAP” for more information on BGC’s non-GAAP results.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Non-cash charges relating to grants of exchangeability to limited partnership interests;
*	Non-cash charges related to issuance of restricted shares;
*	Non-cash earnings or losses related to BGC’s equity investments; and
*	Net non-cash GAAP gains related to OMSR gains and MSR amortization.

The Company also discloses “Adjusted EBITDA before allocations to units”, which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing BGC’s results on a fully diluted share basis with respect to Adjusted EBITDA.

For all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures are may not be comparable to similarly titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be a measure of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of these non-GAAP measures to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC offers Real Estate Services through its publicly traded subsidiary Newmark Group, Inc. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. BGC's Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC's customers include many of the world's largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC's common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under trademarks and names like Newmark Knight Frank and Berkeley Point, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: NMRK). Newmark, and Berkeley Point are trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$398,469	$634,333
Cash segregated under regulatory requirements	423,556	162,457
Securities owned	57,414	33,007
Marketable securities	78,109	208,176
Loans held for sale, at fair value	547,968	362,635
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,731,288	745,402
Mortgage servicing rights, net	392,040	392,626
Accrued commissions and other receivables, net	798,848	620,039
Loans, forgivable loans and other receivables from employees and partners, net	409,553	335,734
Fixed assets, net	210,462	189,347
Investments	167,759	141,788
Goodwill	946,855	945,582
Other intangible assets, net	298,109	311,021
Receivables from related parties	6,602	3,739
Other assets	381,641	343,826
Total assets	$6,848,673	$5,429,712

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$5,187	$6,046
Short-term borrowings from related parties	130,000	—
Repurchase agreements	3,108	—
Securities loaned	77,504	202,343
Warehouse notes payable	540,571	360,440
Accrued compensation	471,329	432,733
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,516,934	607,580
Payables to related parties	77,620	40,988
Accounts payable, accrued and other liabilities	1,022,681	942,917
Notes payable and other borrowings	1,289,269	1,650,509
Total liabilities	5,134,203	4,243,556
Redeemable partnership interest	47,116	46,415
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 341,030 and 306,218 shares issued at June 30, 2018 and December 31, 2017, respectively; and
290,910 and 256,968 shares outstanding at June 30, 2018 and December 31, 2017, respectively	3,410	3,063
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
34,848 shares issued and outstanding at June 30, 2018 and
December 31, 2017, convertible into Class A common stock	348	348
Additional paid-in capital	2,104,898	1,763,371
Contingent Class A common stock	36,352	40,472
Treasury stock, at cost: 50,120 and 49,250 shares of Class A common stock at June 30, 2018	(312,909)	(303,873)
and December 31, 2017, respectively
Retained deficit	(860,107)	(859,009)
Accumulated other comprehensive income (loss)	(19,374)	(10,486)
Total stockholders' equity	952,618	633,886
Noncontrolling interest in subsidiaries	714,736	505,855
Total equity	1,667,354	1,139,741
Total liabilities, redeemable partnership interest and equity	$6,848,673	$5,429,712

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Commissions	$658,320	$577,172	$1,326,919	$1,122,892
Principal transactions	84,988	80,360	176,906	166,103
Total brokerage revenues	743,308	657,532	1,503,825	1,288,995
Gains from mortgage banking activities/originations, net	41,878	73,547	80,792	118,808
Real estate management and other services	107,121	51,589	203,999	102,219
Servicing fees	32,333	26,840	61,259	51,672
Fees from related parties	6,271	6,018	12,861	12,956
Data, software and post-trade	15,370	13,322	30,469	26,409
Interest income	12,366	19,177	21,114	29,183
Other revenues	1,429	876	2,403	1,852
Total revenues	960,076	848,901	1,916,722	1,632,094
Expenses:
Compensation and employee benefits	524,030	482,353	1,058,841	942,984
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	106,545	50,237	171,777	113,430
Total compensation and employee benefits	630,575	532,590	1,230,618	1,056,414
Occupancy and equipment	52,428	50,311	107,212	101,140
Fees to related parties	9,887	5,519	17,651	12,009
Professional and consulting fees	26,918	22,891	52,999	44,561
Communications	34,143	32,353	68,993	64,526
Selling and promotion	32,900	30,034	62,749	54,675
Commissions and floor brokerage	15,623	10,476	29,718	20,906
Interest expense	27,441	26,490	54,579	45,253
Other expenses	66,307	50,269	134,898	92,662
Total non-compensation expenses	265,647	228,343	528,799	435,732
Total expenses	896,222	760,933	1,759,417	1,492,146
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	—	557
Gains (losses) on equity method investments	2,854	1,602	8,655	1,839
Other income (loss)	(810)	4,713	33,132	9,733
Total other income (losses), net	2,044	6,315	41,787	12,129

Income (loss) from operations before income taxes	65,898	94,283	199,092	152,077
Provision (benefit) for income taxes	15,908	16,552	51,671	23,230
Consolidated net income (loss)	$49,990	$77,731	$147,421	$128,847
Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	14,787	24,811	53,444	39,102
Net income (loss) available to common stockholders	$35,203	$52,920	$93,977	$89,745

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$35,039	$52,920	$93,813	$89,745
Basic earnings (loss) per share	$0.11	$0.18	$0.30	$0.31
Basic weighted-average shares of common stock outstanding	321,199	286,840	314,501	285,129
Fully diluted earnings per share
Net income (loss) for fully diluted shares	$50,445	$81,872	$139,202	$138,506
Fully diluted earnings (loss) per share	$0.10	$0.18	$0.29	$0.31
Fully diluted weighted-average shares of common stock outstanding	481,461	451,857	480,193	448,347

Dividends declared per share of common stock	$0.18	$0.18	$0.36	$0.34
Dividends declared and paid per share of common stock	$0.18	$0.18	$0.36	$0.34

(1) In accordance with ASC 260, includes a reduction for dividends on preferred stock or units.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q2 2018	Q2 2017
GAAP income (loss) before income taxes	$65,898	$94,283
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(1,080)	(1,602)
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	106,545	50,237
Non-cash MSR income, net of amortization	(8,969)	(23,557)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net (a)	13,447	15,562
Total pre-tax adjustments	109,943	40,640

Pre-tax adjusted earnings	$175,841	$134,923

GAAP net income (loss) available to common stockholders	$35,203	$52,920
Allocation of net income (loss) to noncontrolling interest in subsidiaries	4,114	22,697
Total pre-tax adjustments (from above)	109,943	40,640
Income tax adjustment to reflect adjusted earnings taxes	(5,140)	(565)
Post-tax adjusted earnings	$144,120	$115,692
Per Share Data
GAAP fully diluted earnings per share	$0.10	$0.18
Less: Allocations of net income to limited partnership units, FPUs, and noncontrolling
interest in subsidiaries, net of tax	(0.03)	(0.02)
Total pre-tax adjustments (from above)	0.23	0.09
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	(0.00)
Post-tax adjusted earnings per share	$0.30	$0.26

Fully diluted weighted-average shares of common stock outstanding	481,461	451,857

(a) Q2 2018 includes an unrealized non-cash mark-to-market loss of $2.8 million under GAAP related to the variable share forward agreement with respect to Newmark's expected receipt of the Nasdaq payments in 2019 and 2020, which was excluded from Adjusted Earnings.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR REVENUES (in thousands, except per share data)

(unaudited)

	Q2 2018	Q2 2017

BGC Partners, Inc. consolidated revenues	$960,076	$848,901

BGC Real Estate segment revenues	(469,034)	(406,243)
BGC Corporate Items relating to Real Estate	—	(219)

Post-spin BGC Partners, Inc. revenues	$491,042	$442,439

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands, except per share data)

(unaudited)

	Q2 2018	Q2 2017

BGC Partners, Inc. consolidated income (loss) from operations before income taxes	$65,898	$94,283

BGC Real Estate segment income (loss) from operations before income taxes	(96,356)	(83,027)

BGC Corporate Items relating to Real Estate:
Interest income	—	(218)
Compensation and employee benefits	755	505
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	65,026	23,851
Fees to related parties	1,528	973
Professional and consulting fees	197	254
Interest expense	13,726	368
Other expenses	90	—
Gains (losses) on equity method investments	(70)	—
Other income (loss)	(12)	715
Total BGC Corporate Items	81,240	26,448

Other consolidation adjustments	(53)	—

Post-spin BGC Partners, Inc. income (loss) from operations before income taxes	$50,729	$37,704

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR PRE-TAX ADJUSTED EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2018	Q2 2017

BGC Partners, Inc. consolidated pre-tax adjusted earnings	$175,841	$134,923

BGC Real Estate segment pre-tax adjusted earnings	(91,448)	(60,766)

BGC Corporate Items relating to Real Estate:
Interest income	—	(218)
Compensation and employee benefits	755	505
Fees to related parties	1,528	973
Professional and consulting fees	-	156
Interest expense	13,726	368
Other expenses	(4)	(54)
Gains (losses) on equity method investments	(70)	—
Other income (loss)	—	—
Total BGC Corporate Items	15,935	1,730

Other consolidation adjustments	151	39

Post-spin BGC Partners, Inc. pre-tax adjusted earnings	$100,479	$75,926

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q2 2018	Q2 2017

Common stock outstanding	321,199	286,840
Limited partnership units	96,161	98,483
Cantor units	50,439	51,183
Founding partner units	12,140	13,661
RSUs	311	409
Other	1,211	1,281

Fully diluted weighted-average share count for GAAP and AE	481,461	451,857

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	June 30, 2018	December 31, 2017

Cash and cash equivalents	$398,469	$634,333
Repurchase agreements	(3,108)	—
Securities owned	57,414	33,007
Marketable securities (1)	605	5,833
Total	$453,380	$673,173

(1)

As of June 30, 2018 and December 31, 2017, $77.5 million and $202.3 million, respectively, of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC Partners, Inc.

Segment Disclosure – Q2 2018 vs Q2 2017

(in thousands)

(unaudited)

	Q2 2018				Q2 2017
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$480,249	$469,034	$10,793	$960,076	$432,317	$406,243	$10,341	$848,901
Total expenses	375,460	372,149	148,613	896,222	351,579	323,216	86,138	760,933
Total other income (losses), net	3,444	(529)	(871)	2,044	4,069	—	2,246	6,315

Income (loss) from operations before income taxes	$108,233	$96,356	$(138,691)	$65,898	$84,807	$83,027	$(73,551)	$94,283

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	—	—	(1,080)	(1,080)	—	—	(1,602)	(1,602)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	106,545	106,545	—	—	50,237	50,237

Non-cash MSR income, net of amortization	—	(8,969)	—	(8,969)	—	(23,557)	—	(23,557)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	5,047	4,061	4,339	13,447	6,632	1,296	7,634	15,562

Total pre-tax adjustments	5,047	(4,908)	109,804	109,943	6,632	(22,261)	56,269	40,640

Pre-tax adjusted earnings	$113,280	$91,448	$(28,887)	$175,841	$91,439	$60,766	$(17,282)	$134,923

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT REVENUES TO NEWMARK GROUP, INC.

STAND-ALONE REVENUES

(in thousands)

(unaudited)

	Q2 2018	Q2 2017

BGC Real Estate segment revenues	$469,034	$406,243

Interest income (1)	(2,415)	(1,172)

Newmark Group, Inc. stand-alone revenues	$466,619	$405,071
(1)	This is not included as part of total revenues in Newmark Group, Inc.’s stand-alone financial statements.

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands)

(unaudited)

	Q2 2018	Q2 2017

BGC Real Estate segment income (loss) from operations before income taxes	$96,356	$83,027

BGC Corporate Items:
Interest income	-	218
Compensation and employee benefits	(755)	(505)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	(65,026)	(23,851)
Fees to related parties	(1,528)	(973)
Professional and consulting fees	(197)	(254)
Interest expense	(13,726)	(368)
Other expenses	(90)	-
Gains (losses) on equity method investments	70	-
Other income (loss)	12	(715)
Total BGC Corporate Items	(81,240)	(26,448)

Newmark Group, Inc. stand-alone income (loss) from operations before income taxes	$15,116	$56,579

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q2 2018	Q2 2017

BGC Real Estate segment pre-tax adjusted earnings	$91,448	$60,766

BGC Corporate Items:
Interest income	-	218
Compensation and employee benefits	(755)	(505)
Fees to related parties	(1,528)	(973)
Professional and consulting fees	-	(156)
Interest expense	(13,726)	(368)
Other expenses	4	54
Gains (losses) on equity method investments	70	-
Total BGC Corporate Items	(15,935)	(1,730)

Newmark Group, Inc. stand-alone pre-tax adjusted earnings	$75,513	$59,036

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q2 2018	Q2 2017
GAAP Net income (loss) available to common stockholders	$35,203	$52,920

Add back:

Provision (benefit) for income taxes	15,908	16,552

Net income (loss) attributable to noncontrolling interest in subsidiaries	14,787	24,811

Employee loan amortization and reserves on employee loans	9,191	9,531

Interest expense (1)	23,006	17,036

Fixed asset depreciation and intangible asset amortization	20,740	21,446

Non-cash MSR income, net of amortization	(8,969)	(23,557)

Impairment of long-lived assets	1,844	213

Exchangeability charges (2)	96,823	38,245

(Gains) losses on equity investments	(1,080)	(1,602)

Adjusted EBITDA	$207,453	$155,595

Allocations of net income to limited partnership units and FPUs	9,722	11,992

Adjusted EBITDA before allocations to limited partnership units and FPUs	$217,175	$167,587

(1)	The interest expense add back for Adjusted EBITDA excludes $4.4 million and $9.5 million for Q2 2018 and Q2 2017, respectively, of operating interest on Warehouse notes payable.

(2)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

Note: For all periods beginning with the third quarter of 2018, the Company will simplify its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” will be consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	2Q17	1Q18	2Q18	Q2'18 vs. Q2'17	Q2'18 vs. Q1'18
Notional Volume (in $US billions)
Fully Electronic Rates	1,831	1,962	2,062	12.6%	5.1%
Fully Electronic FX	2,090	2,779	2,629	25.8%	(5.4%)
Fully Electronic Credit	507	597	554	9.4%	(7.2%)
Fully Electronic Equities & Other	3	1	10	222.0%	553.8%
Total Fully Electronic Volume	4,432	5,340	5,254	18.6%	(1.6%)

HYBRID
Total Hybrid Volume	57,597	64,968	68,387	18.7%	5.3%
Total Hybrid & Fully Electronic Volume	62,029	70,307	73,642	18.7%	4.7%

Transaction Count
Fully Electronic Rates	104,553	119,575	152,925	46.3%	27.9%
Fully Electronic FX	1,865,245	2,538,255	2,475,301	32.7%	(2.5%)
Fully Electronic Credit	63,925	80,284	75,174	17.6%	(6.4%)
Fully Electronic Equities & Other	538	620	4,988	827.1%	704.5%
Total Fully Electronic Transactions	2,034,261	2,738,734	2,708,388	33.1%	(1.1%)

HYBRID
Total Hybrid Transactions	1,247,115	1,442,738	1,400,259	12.3%	(2.9%)
Total Hybrid and Fully Electronic Transactions	3,281,376	4,181,472	4,108,647	25.2%	(1.7%)

Trading Days	63	62	62

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason McGruder or Ujjal Basu Roy
+1 212-610-2426